EXHIBIT 99.1

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

BANK OF HAWAII CORPORATION

EXHIBIT TO CURRENT REPORT ON

FORM 8-K DATED May 10, 2004

Bank of Hawaii Corporation Buys Block of Shares

From Chairman and CEO

FOR IMMEDIATE RELEASE

HONOLULU, HI (May 10, 2004) — Bank of Hawaii Corporation (NYSE: BOH) today announced it has purchased 644,069 shares of common stock from its Chairman and Chief Executive Officer Michael E. O’Neill at the volume weighted average price of $44.26 per share on May 6, 2004 for a total of $28.5 million.  The closing price was $44.35 for the day.  The purchase was approved by the Board of Directors and completed under the Company’s ongoing share repurchase program.

From the beginning of the share repurchase program in July 2001 through May 7, 2004, the Company has repurchased a total of 32.9 million shares and returned a total of $990.2 million to its shareholders at an average cost of $30.13 per share.  Remaining buyback authority under the current program was $59.8 million at May 7, 2004.  As it has done in the past, management will consider recommending that the Board expand the program once the current authorization is more fully utilized.

In addition to the shares sold to the Company, on May 7, 2004, O’Neill exercised 90,644 employee stock options to purchase shares of common stock at a weighted average exercise price of $27.12 per share.  Through a brokerage firm, he sold, into the open market, 83,600 of these shares at an average price of $43.41.  Additionally, on May 6, 2004, O’Neill donated 70,000 shares to a charitable fund.  After giving effect to these transactions, O’Neill personally controls 2.73 million shares directly or under option, or approximately five percent of the total shares outstanding as of May 7, 2004.

“My decision to reduce my ownership is a prudent personal financial planning strategy to diversify my portfolio and is not based on an evaluation of the Company’s future prospects,” said O’Neill.  “I intend to retain a significant equity interest in Bank of Hawaii, which continues to have my full faith and confidence.”

Bank of Hawaii Corporation is a regional financial services company serving businesses, consumers and governments in Hawaii, American Samoa and the West Pacific.  The Company’s principal subsidiary, Bank of Hawaii, was founded in 1897 and is the largest independent financial institution in Hawaii.  For more information about Bank of Hawaii Corporation, see the Company’s web site, www.boh.com.

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